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FOR IMMEDIATE RELEASE (DRAFT)

Investor Contact:         Susan Witter, Manager Investor Relations
                          CORAM HEALTHCARE
                          303-672-8718

Media Contact:            Larry Watts
                          CORAM HEALTHCARE
                          303-672-8728

                   CORAM COMPLETES MAJOR DEBT RESTRUCTURING,
                  APPOINTS DONALD J. AMARAL PRESIDENT AND CEO

DENVER, COLORADO, OCTOBER 16, 1995 -- CORAM HEALTHCARE (NYSE:CRII) today announced that it had successfully concluded a major debt restructuring. The company also announced the appointment of Donald J. Amaral as president, chief executive officer and a member of the board of directors.

"This is truly a good news day for Coram," said James M. Sweeney, chairman of Coram. "We have a superb new president and CEO, Don Amaral, we have put the company on sound financial footing, we have an excellent business plan and the flexibility we need to execute the plan."

Coram stated that its lenders had favorably restructured the major terms of the company's repayment of its existing debt, postponing the first principal payment until March 31, 1996 and re-defining the financial covenants to be consistent with the company's new business plan. The company also received a new $25 million credit line from its banking group. In return the participating banks have been granted warrants for 2,569,342 shares of Coram common stock.

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The company also said that Donaldson Lufkin Jenrette had agreed to be paid interest in kind until March, 1997 on its outstanding $150 million bridge loan to Coram.

DONALD J. AMARAL JOINS CORAM AS PRESIDENT AND CEO

"We are delighted to have someone with Don Amaral's credentials leading Coram," said Sweeney. "Don's outstanding breadth of experience -- having served as the chief executive, chief financial, and chief operating officer for leading health care service companies -- will be an invaluable asset to Coram."

Mr. Amaral comes to Coram from OrNda Healthcorp, where he served as president, chief operating officer. He previously served as president, chief executive officer of Summit Health which merged with OrNda, and as chief executive officer of The Mediplex Group, Inc., and Foster Medical Corporation. Before joining Foster Medical, Mr. Amaral was chief financial officer with the Hospital Group of National Medical Enterprises (NME).

Mr. Amaral, 43, graduated from California State University-Hayward with an undergraduate degree in business and received an MBA from the Anderson School of Management at UCLA. "I am very excited about Coram's future," said Amaral. "The challenges we face in increasing revenues and reducing costs are familiar ones, but Coram's positioning is unique. It is by far the nation's leading provider of complex patient care outside of the hospital. The keys to success are delivering superior patient care cost-effectively, improving management of accounts receivable, and continuing the integration of the six Coram predecessor companies."

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"Coram's board of directors views Don's talents and experience as perfectly matched to Coram's needs," Sweeney stated. "He understands the service side of health care -- what patients expect, what physicians expect, and what managed care expects. Don has an exceptionally strong financial background. He will be warmly welcomed by Coram's employees because he knows what it takes to consistently deliver excellent patient care."

Sweeney, 53, has been serving as interim president of Coram since August of 1995, and has been chief executive officer of the company since July of 1994. Sweeney will continue to serve as Chairman of Coram's board of directors, a position he has held since the company was founded.

"We are very pleased about both of the announcements Coram made today," said Sweeney, "and we are especially appreciative of the support shown by our banking syndicate, which is led by Chemical Bank, and by DLJ," he added. "When Coram was confronted with unexpected challenges, they worked in partnership with us to meet the challenges." Coram, headquartered in Denver, is a leading provider of alternate site patient care. Coram's mission is to work with physicians, patients, managed care and other providers to develop new and better models of care for those with serious or chronic medical problems.

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